Exhibit 21-1
TechTarget, Inc.
List of Subsidiaries

	Employer		State/Country
Subsidiary Legal Name	ID Number	% Owned	Incorporated

Bitpipe, Inc.	04-3442108	100%	DE
BTPE Acquisition Corp.	20-1933867	100%	DE
TechTarget Securities Corporation	20-1921630	100%	MA
TechTarget Limited	NA	100%	United Kingdom
KnowledgeStorm, Inc.	58-2512952	100%	GA